Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS ANNOUNCES LEASE OF HYATT GRAND LODGE CASINO IN LAKE TAHOE
Las Vegas, Nevada — June 30, 2011 — Full House Resorts (NYSE Amex US: FLL) today announced it has entered into a five-year lease agreement with Hyatt Equities L.L.C. for the Grand Lodge Casino at Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe. The Company will pay a fixed monthly rent of $125,000 over the initial term of the lease.
In addition, the Company has entered in an agreement with HCC Corp., an affiliate of HGMI Gaming Inc., to acquire the operating assets and certain liabilities related to the Grand Lodge Casino for approximately $0.6 million, exclusive of operating cash and working capital. The Grand Lodge Casino features approximately 260 slot machines, 25 table games and a sports book, and is integrated into Hyatt Regency Lake Tahoe Resort, Spa and Casino. The Grand Lodge Casino had net revenue and EBITDAR of $12.5 million and $3.2 million, respectively, in 2010. These agreements are conditioned on approval by the Nevada Gaming Control Board and Nevada Gaming Commission.
“We are excited about this new opportunity to work with Hyatt and operate the Grand Lodge Casino as part of the world-class facility at beautiful Hyatt Regency Lake Tahoe Resort, Spa and Casino,” said Andre Hilliou, Chief Executive Officer of Full House Resorts. “We do not expect there to be any disruptions to existing operations or customer programs and we are hopeful we can gain control of operations in early September after receiving approval from the Nevada Gaming Commission.”
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with approximately 2,763 gaming devices, 67 table games and a 120-seat poker room. The FireKeepers Development Authority recently announced the development of a 242-room resort-style hotel including a special events center, a full service restaurant and an expanded bingo facility. For further information, go to www.FireKeepersCasino.com. In addition, Full House owns the Grand Victoria Casino and Resort in Rising Sun, Indiana. The Grand Victoria Riverboat Casino has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games. The property includes a 201-room hotel with spa, pool, meeting space and a pavilion with five food and beverage outlets, including a fine dining restaurant, buffet, sports bar, quick service restaurant and coffee shop and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The 300-acre grounds also contain an 18-hole Scottish links golf course with full-service clubhouse. The property is conveniently located within driving distance of Indianapolis, Indiana and Cincinnati, Ohio and near Lexington and Louisville, Kentucky. For more information on the Grand Victoria, please visit www.grandvictoria.com. The Company also owns the Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. For more information, please visit www.StockmansCasino.com. Full House receives a guaranteed fee, through termination of the agreement in August 2011, from the Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware.

Harrington Raceway and Casino has a total of approximately 1,800 gaming devices, 40 table games, 10 poker tables, a 450-seat buffet, a fine dining restaurant, a 50-seat diner, a sports book and an entertainment lounge. For more information, go to www.harringtonraceway.com.
The Company also recently announced a management agreement with the Pueblo of Pojoaque to manage the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold and Sports Bar casino facilities. The Company will receive a base fee of $100,000 per month plus a success fee based on achieving certain financial targets. The Company’s management and related agreements will be submitted to the National Indian Gaming Commission (NIGC) and remain conditioned on their approval.
Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.
Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain gaming licenses in Indiana and Nevada, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from the Gun Lake casino in Michigan, plans for other and new competition in Michigan, competition from Ohio casinos and any possible authorization of gaming in Kentucky. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.
# # #
For further information, contact:
Mark Miller, Chief Operating and Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com